NEWS RELEASE

DATE:  October 28, 2010

Oilsands Quest announces a best efforts offering of up to US$12.2 million in
Common and Flow-Through Shares

Calgary, Alberta -- Oilsands Quest Inc. (NYSE Amex: BQI) (“Oilsands Quest” or the “Company”) has entered into a best efforts agency agreement with TD Securities Inc. pursuant to which it is soliciting commitments (the “Offering”) to purchase up to US$12.2 million of common shares and flow-through common shares.  The Company may increase the size of the Offering to up to US$15 million.

Oilsands Quest has agreed to issue any common shares sold at a price of US$0.48 per common share. Oilsands Quest has also agreed to issue common shares on a flow-through basis at a price of CDN$0.59 (US$0.58) per flow-through share. The Flow-Through Shares will not be offered for sale in the United States.

The Common Shares and Flow-Through Shares are being offered pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission. The Offering is being made by way of a prospectus and prospectus supplement in the United States and Canada.

Closing of the Offering is subject to customary closing conditions. No assurance can be made that subscriptions will be received for the offered amount.

A copy of the prospectus may be obtained from TD Securities (USA) LLC in the United States and TD Securities Inc. in Canada at the following addresses:

In the United States:	In Canada:
TD Securities (USA) LLC	TD Securities Inc.
ATTN: Paula Kourian	Email: sdcconfirms@td.com
31 W. 52nd Street	222 Bay Street, 7th Floor
New York, NY 10019	Toronto, Ontario M5K 1A2

This news release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

About Oilsands Quest

Oilsands Quest Inc. is exploring and developing oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery.  It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Forward-looking Information

This news release contains certain “forward-looking information” within the meaning of applicable securities law including statements regarding the completion of the Offering and the Company's expected use of proceeds of the Offering. These statements are only predictions. Forward-looking information is based on the opinions and estimates of management at the date the information is provided, and is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information. For a description of the risks and uncertainties facing the Company and its business and affairs, readers should refer to the Company's Annual Report on Form 10K for the year ended April 30, 2010, as amended, and subsequent quarterly reports on Form 10Q available on www.sedar.com and www.edgar.com.  The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, unless required by law.  The reader is cautioned not to place undue reliance on forward-looking statements.

For more information contact:

Garth Wong
Chief Financial Officer
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941